Exhibit 99.1 (b) 2

Consolidated Statement of Income (Unaudited)
NDCHealth (GAAP)
(in thousands)

	FY01					FY02
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD	Qtr 1	Qtr 2	Qtr 3	YTD
Revenues:
Information Management	$31,298	$33,917	$35,342	$37,534	$138,091	$34,513	$37,394	$39,050	$110,957
Network Services and Systems	48,031	48,141	51,515	53,134	200,821	52,384	53,168	56,557	162,109
Other	5,629	233	—	—	5,862	—	—	—	—

	84,958	82,291	86,857	90,668	344,774	86,897	90,562	95,607	273,066

Operating expenses:
Cost of service	43,340	41,662	45,718	45,693	176,413	41,835	45,057	47,119	134,011
Sales, general and administrative	20,134	18,385	18,653	20,468	77,640	20,986	21,166	22,974	65,126
Depreciation and amortization	8,213	8,683	8,686	9,163	34,745	6,581	5,897	5,948	18,426
Non-recurring charges	—	2,156	—	—	2,156	—	—	—	—

	71,687	70,886	73,057	75,324	290,954	69,402	72,120	76,041	217,563

Operating income	13,271	11,405	13,800	15,344	53,820	17,495	18,442	19,566	55,503

Other income/(expense)	(1,942)	(1,781)	(1,112)	(8,264)	(13,099)	(1,643)	(1,234)	(1,459)	(4,336)

IBITELDO—Information Management	3,456	4,646	5,072	4,931	18,105	4,118	5,814	6,830	16,762
IBITELDO—Network Services and Systems	7,554	7,169	7,616	9,102	31,441	11,734	11,394	11,277	34,405
IBITELDO—Other	319	(2,191)	—	(6,953)	(8,825)	—	—	—	—

Income before income taxes, equity in losses of affiliated companies and discontinued operations—NDCHealth	11,329	9,624	12,688	7,080	40,721	15,852	17,208	18,107	51,167

Income Taxes	4,362	3,781	4,885	2,726	15,753	5,707	6,195	6,518	18,420

Income before equity in losses of affiliated companies and discontinued operations	6,967	5,843	7,803	4,354	24,968	10,145	11,013	11,589	32,747
Equity in losses of affiliated companies, net of taxes	(66)	(139)	(247)	(299)	(751)	(1,114)	(292)	(344)	(1,750)

Income before discontinued operations	6,901	5,704	7,556	4,055	24,217	9,031	10,721	11,245	30,997
Discontinued Operations, net of income taxes	8,649	(326)	—	—	8,323	—	—	—	—

Net Income	$15,550	$5,378	$7,556	$4,055	$32,540	$9,031	$10,721	$11,245	$30,997

Basic Shares	32,778	32,889	32,992	33,970	33,009	33,937	34,066	34,135	34,045

Basic earnings per share	$0.47	$0.16	$0.23	$0.12	$0.99	$0.27	$0.31	$0.33	$0.91

Diluted Shares	36,193	34,057	34,348	35,368	34,153	35,530	39,822	39,721	35,595

Diluted earnings per share	$0.46	$0.16	$0.22	$0.11	$0.95	$0.25	$0.30	$0.31	$0.87